Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jim Mazzola

jim.mazzola@tptherapeutics.com

858-342-8272

TURNING POINT THERAPEUTICS ANNOUNCES CLOSING OF INITIAL

PUBLIC OFFERING AND FULL EXERCISE OF UNDERWRITERS’ OPTION TO

PURCHASE ADDITIONAL SHARES

SAN DIEGO, April 22, 2019 – Turning Point Therapeutics, Inc. (Nasdaq:TPTX), a clinical-stage precision oncology company designing and developing novel drugs to address treatment resistance, today announced the closing of its initial public offering of 10,637,500 shares of its common stock, which includes 1,387,500 shares sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares, at a price to the public of $18.00 per share. The gross proceeds to Turning Point Therapeutics from the offering, before deducting underwriting discounts and commissions and offering expenses, were approximately $191.5 million.

Goldman Sachs & Co. LLC and SVB Leerink acted as joint book-running managers for the offering. Wells Fargo Securities also served as a joint book-running manager. Canaccord Genuity acted as lead manager.

The offering was made only by means of a prospectus. Copies of the final prospectus related to the offering may be obtained from:

•	Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, via telephone: 1-866-471-2526 or via email: prospectus-ny@ny.email.gs.com;

•	SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at 1-800-808-7525, ext. 6132 or by email at syndicate@svbleerink.com; or

•	Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, or by telephone at 1-800-326-5897, or by email at cmclientsupport@wellsfargo.com.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission and became effective on April 16, 2019. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Turning Point Therapeutics, Inc.

Turning Point Therapeutics is a clinical-stage precision oncology company with a pipeline of internally discovered investigational drugs designed to address key limitations of existing cancer therapies. The company’s lead program, repotrectinib, is a next-generation kinase inhibitor targeting genetic drivers of non-small cell lung cancer and advanced solid tumors. Repotrectinib has shown antitumor activity and durable responses among kinase inhibitor treatment-naïve and pre-treated patients, and is planned to enter a registrational Phase 2 study in the second half of 2019. Turning Point’s kinase inhibitors are designed to bind to their targets with greater precision and affinity than existing therapies, with a novel, compact structure that has demonstrated an ability to potentially overcome treatment resistance common with other kinase inhibitors. The company is driven to develop therapies that mark a turning point for patients in their cancer treatment.

###